[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

AUTOMATIC YEARLY RENEWABLE TERM REINSURANCE AGREEMENT EFFECTIVE DATE MAY 1, 2015

BETWEEN

SYMETRA LIFE INSURANCE COMPANY WEST DES MOINES, IOWA

- and-

THE CANADA LIFE ASSURANCE COMPANY TORONTO, ONTARIO, CANADA

TABLE OF CONTENTS
Section 1. - Definitions    5
Section 2. - Automatic Reinsurance    7
Section 3. - Facultative Reinsurance    8
Section 4. - Current Practices and Material Changes    8
Section 5. - Liability    9
A.    Automatic Reinsurance    9
B.    Facultative Reinsurance    9
Section 6. - Retained Amounts    10
Section 7. - Temporary Insurance Agreement    10
Section 8. - Reinsurance Premiums    11
A.    Determination of Reinsurance Premium    11
B.    Rate Guarantee    11
C.    Statement of Reinsurance Premiums    11
D.    Non-Payment of Reinsurance Premiums    12
E.    Reinsurance Premiums after Acceleration    12
Section 9. - Net Amount At Risk    13
Section 10. - Reinsurance Reserves    13
A.    Reserve Basis    13
B.    Credit for Reinsurance    13
C.    Reinsurer Licensing or Accreditation    13
Section 11. - Reporting Of Reinsurance    14
Section 12. - Financial Statement Accounting    14
Section 13. - Errors And Administrative Oversights    14
Section 14. - Policy And Plan Changes    15
A.    Increase in Amount at Risk    15
1.    Non-contractual Increases    15
2.    Contractual Increases    15
B.    Reductions and Terminations    16
C.    Risk Classification Changes    16
D.    Term Conversions    16
E.    Exchanges and Replacements    17
F.    Nonforfeiture Benefits    17
1.    Extended Term    17
2.    Reduced Paid-up    17
Section 15. - Reinstatements    17
Section 16. - Retention Limit Changes    17
Section 17. - Recapture Of Reinsurance    18
A.    Increases to Maximum Limits of Retention    18
B.    Recapture in the Event of Reinsurer's Insolvency    18
Section 18. - Policy Rescission    19

Section 19. - Settlement Of Claims    19
A.    Notification    19
B.    Proofs19
C.    Payments    19
D.    Accelerated Benefit Rider    20
E.    Adjustments for Misstatements of Age or Gender    20
F.    Claims Adjudication within the Contestable Period    20
G.    Litigation    21
H.    Claim Expenses    22
I.    Excess Damages    22
Section 20. - Duration of Agreement    23
A.    Effective Date    23
B.    Duration    23
C.    Termination Of Agreement.    23
Section 21. - Insolvency    23
Section 22. - Arbitration    24
A.    Dispute Resolution Procedures    24
B.    Informal Mediation Between Parties    24
C.    Failure to Resolve Calculation Disputes By formal Mediation    24
D.    Failure to Resolve Dispute by Mediation (excluding Calculation Disputes)    25
E.    Arbitration    25
I.    Resolution of Damages    25
2.    Composition of Panel     2.5
3.    Choice of Forum    26
4.    Procedure Governing Arbitration    26
5.    Arbitration Award    26
6.    Cost of Arbitration    27
7.    Survival of Provision    27
Section 23. - Inspection of Records    27
Section 24. - Confidentiality    27
Section 25. - Interpretation of the Agreement.    29
A.    Parties to the Agreement.    29
B.    Entire Agreement    29
C.    Waiver    29
D.    Severability    29
E.    Headings    30
F.    Currency    30
G.    Governing Law    30
Section 26. - Assumption Reinsurance    30
Section 27. - Offset    30
Section 28. - Taxes    31
A.    Premium Tax    31
B.    Deferred Acquisitions Cost (DAC) Tax    31
Section 29. - Representations    31

A.    State and Federal Laws    31
B.    OFAC    32
C.    Anti Money Laundering    32
D.    The Foreign Account Tax Compliance Act (FATCA)    32
E.    Independence    33
F.    Fair Value    33
G.    Independent Responsibility    34
H.    Reliance and Rescission    34
I.    Other Representations and Warranties of Each Party    34
1.    Authorization    34
2.    No Conflict or Violation    34
3.    Approvals of Governmental Authorities    34
4.    Litigation     3..5.
5.    Current Position on Solvency    35
J.    Ceding Company Data    3. 5
Section 30. - Notices 3 6.
Section 31. - Execution 3 7

EXHIBIT 1    - REINSURANCE SPECIFICATIONS El -1
(a)    Life Reinsurance: El-1
(b)    Plans Covered:    E1-1
(c)    Exclusions: . El-2
(e)    Residence: E. l-3
(f)    Jumbo Limit:. El-3
(g) Cession Limits: El-4
EXHIBIT 2    - CEDING COMPANY'S RETENTION
E2-1
EXHIBIT 3    - REINSURANCE POOL'S AUTOMATIC BINDING LIMITS    E3-l
EXHIBIT 4    -REINSURER'S AUTOMATIC PARTICIPATION LIMITS    E4-1
EXHIBIT 5    - REINSURANCE PREMIUM METHODOLOGY AND RATES    E5-l
EXHIBIT 6    - SELF-ADMINISTRATION REPORTING REQUIREMENTS    E6-1
EXHIBIT 7    - PREFERRED CRITERIA AND AGE AND AMOUNT REQUIREMENTS    E7-1
EXHIBIT 8    - JOINT LAST SURVIVOR FRASIERIZATION FORMULA    E8-1

SECTION 1. - DEFINITIONS
7.     Effective Date is defined in Section 20- Duration of Agreement, sub-section A.

8.    Error is defined in Section 13 - Errors and Administrative Oversights.

9.    Excess Damages is defined in Section 19 - Settlement of Claims, sub-section I.

10.    Facultative-Offer Expiry Date is defined in Section 3 - Facultative Reinsurance.

11.    Facultative Placement Rules are defined in Section 3 - Facultative Reinsurance.

12.    Insolvency and Insolvent are defined in Section 21 - Insolvency.

13.    Insolvency Recapture Amount is defined as the amount required to be settled by the Parties as calculated by the Ceding Company in the event of the Reinsurer's Insolvency pursuant to Section 17 - Recapture of Reinsurance, sub-section C.

14.    Jumbo Limit is defined in Exhibit 1 - Reinsurance Specifications.

15.    Maximum Limits of Retention is defined as the maximum dollar amount per life that the Ceding Company retains in accordance with Exhibit 2 - The Ceding Company's Retention.

16.    Net Amount at Risk ("NAR") is defined in Section 9 - Net Amount At Risk.

17.    Non-Payment Termination Date is defined in Section 8 - Reinsurance Premiums, sub section D.

18.    Notice and Notify are defined in Section 30 - Notices.

19.    Owed Amounts is defined in Section 8 - Reinsurance Premiums, sub-section D.

_20 . Party is defined in the recitals.

21.    Personal Information is defined in Section 24 - Confidentiality.

22.    Point-in-Scale is defined as the method of using the insured's original issue age and current duration to determine the appropriate value to apply from a select and ultimate table.

23.    Policy is defined as a policy issued on a plan, as specified in Exhibit 1 - Reinsurance Specifications, that (i) complies with the Reinsurer's criteria for the acceptance of reinsurance coverage as specified in Section 2 - Automatic Reinsurance or Section 3 - Facultative Reinsurance; (ii) is issued on or after the Effective Date or was applied for on or after the Effective Date but was backdated up to six (6) months to save age, or if backdating is greater than six (6) months and approved in writing by the Reinsurer even if the backdated issue date preceded the Effective Date of this Agreement; and (iii) is issued in a jurisdiction in which the Ceding Company is properly licensed.

24.    Practices are defined in Section 4 - Current Practices and Material Changes.

25.    Proofs are defined in Section 19 - Settlement of Claims, sub-section B.

26.    Proprietary Information is defined in Section 24 - Confidentiality.

27.    Protected Health Information is defined in Section 24- Confidentiality.

28.    Recapture Amount is defined as the amount calculated in accordance with Section 17 - Recapture of Reinsurance, sub-section A.

29.    Reinstatement Rules are defined in Section 15.

30.    Reinsurance Credit is defined in Section 10 - Reinsurance Reserves, sub-section B.

31.    Reinsurance Pool is defined as the group of reinsurers accepting reinsurance on an automatic basis on the Reinsured Business.

32.    Reinsurance Premium is defined in Section 8 - Reinsurance Premiums.

33.    Reinsurance Premium Rates are set out in Exhibit 5 - Reinsurance Premium Methodology and Rates.

34.    Reinsured Business is defined as the Policies, riders and supplementary benefits accepted by the Reinsurer in accordance with the terms of this Agreement.

35.    Reinsured Liabilities is defined as the Reinsurer's share of liabilities and obligations with respect to claims under the Reinsured Business that are incurred during the effect of this Agreement as further specified within the terms of this Agreement.

36.    Reinsured Net Amount at Risk (also "Reinsured NAR") is defined as the Reinsurer's share of the Net Amount at Risk.

37.    Reinsurer's Automatic Participation Limits are defined in Exhibit 4.

38.    Remittance Due Date is defined in Section 8 - Reinsurance Premiums, sub-section C.

39.    Statutory Successor is defined in Section 21 - Insolvency.

40.    Trivial Amount is as defined in Exhibit 1 - Reinsurance Specifications.

SECTION 2. - AUTOMATIC REINSURANCE

The Ceding Company will automatically cede the Reinsured Liabilities to the Reinsurer, subject to the terms and exclusions of this Agreement. The Reinsurer shall accept a policy as "Automatic Reinsurance" subject to the following conditions:

1.    The Ceding Company retains its retention, as set out in Exhibit 2 - The Ceding Company's Retention, on the life, as of the issue date, taking into account concurrently issued amounts and all other inforce policies, except as otherwise provided for in Section 6 - Retained Amounts or by the Reinsurer's written agreement.

2.    The policy has been issued in accordance with the Ceding Company's Practices as set out in Section 4 - Current Practices and Material Changes.

3.    The total of the new ultimate amount of reinsurance, including contractual increases and the amount already reinsured on that life under this Agreement and all other agreements between the Parties, does not exceed the Reinsurer's Automatic Participation Limits.

4.    The policy does not exceed the Jumbo Limit.

5.    The life has not been or is not being submitted to the Reinsurer or any other reinsurer by the Ceding Company on a facultative basis within the last 3 years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement or that the medical reason for the original facultative submission no longer exists.

Once a policy or supplementary benefit or rider satisfies the provisions of this Section, it is deemed "Reinsured Business".

SECTION 3. - FACULTATIVE REINSURANCE

The Ceding Company may submit an application on a plan or rider identified in Exhibit 1 - Reinsurance Specifications, to the Reinsurer for its consideration on a facultative basis. The minimum face amount of a policy that the Reinsurer will consider on a facultative basis is $500,000. The Ceding Company will apply for reinsurance on a facultative basis by sending a request to the Reinsurer. Accompanying this request will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and any other information pertaining to the insurability of the risk. The Ceding Company will notify the Reinsurer of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

The Reinsurer will promptly inform the Ceding Company in writing of its decision. Any offer by the Reinsurer to provide facultative reinsurance expires one hundred and twenty (120) calendar days from the date of the Reinsurer's offer, (the "Facultative-Offer Expiry Date"), unless otherwise specified by the

Reinsurer. The terms of the Reinsurer's offer will supersede the terms of this Agreement to the extent of any conflict between the two; otherwise, the terms of this Agreement will apply.

The Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. The Ceding Company will apply its Facultative Placement Rules defined as first in best offer. Once a policy or rider is bound under the provisions of this Section, it is deemed "Reinsured Business".

SECTION 4. - CURRENT PRACTICES AND MATERIAL CHANGES

The Ceding Company warrants that it conducts its underwriting, administrative, claims and managerial practices (collectively referred to as "Practices") in a prudent and reasonable manner as can be expected of an insurance company and affirms that it will apply its standard Practices, materially consistent with that provided to the Reinsurer as of the Effective Date, to the Reinsured Business.

Any policy must be underwritten, issued, and administered in material accordance with the Ceding Company's standard underwriting, issue, and administrative practices, procedures or guidelines. If such a Policy is issued but presents an error or oversight, then if absent the error or oversight, the Policy (i) would not have been issued, the Policy may be reviewed and accepted for coverage by the Reinsurer in its sole discretion, or (ii) would have been issued, the Policy will be administered according to Section 13 - Errors and Administrative Oversights. If an issued Policy is not in material compliance with the Ceding Company's standard underwriting, issue and administrative practices, procedures or guidelines by conscious decision, then such Policy is not reinsured under this Agreement.

The Ceding Company will ensure that its Practices and applicable forms are in compliance with current Medical Information Bureau ("MIB") guidelines and that all Reinsured Business is queried against MIB and appropriate action is taken on all MIB matches and follow-up hits.

The Ceding Company will promptly inform the Reinsurer and request its written approval if the following occurs:
i.) the Ceding Company engages in exceptional or uncustomary Practices; or
ii.) a material change is made to information provided, as described in Section 29 - Representations, sub-section I Ceding Company Data.

Once the Reinsurer has received written notification of the change, the Reinsurer has ten (10) business days to respond to the Ceding Company in writing of its decision to support or not support any change in i. or ii. above. If the Ceding Company fails to appropriately notify the Reinsurer of any change in i. or ii. above, the Reinsurer shall have no liability with respect to policies issued pursuant to such change. If the Reinsurer responds in writing and does not support such change in i. or ii. above, then the Reinsurer shall have liability with respect to the policy issued pursuant to such change only if the policy would have been issued and reinsured under the terms of this Agreement in the absence of such change. If such Policy is issued, the Reinsurer's liability will correspond to that which exists absent the change. If the Reinsurer does not respond in writing of its decision to support or not support any change in i. or ii. above within ten (10) business days, the Reinsurer will had been deemed to have automatically approved such change and any Policy issued according to such exceptional or uncustomary Practice or material change, is deemed "Reinsured Business".

SECTION 5. - LIABILITY

A.    Automatic Reinsurance
The liability of the Reinsurer will commence and terminate with the 1iability of the Ceding Company pursuant to Section 2 - Automatic Reinsurance, except as otherwise specified in this Agreement.

B.    Facultative Reinsurance
The liability of the Reinsurer will commence simultaneously with the Company's contractual liability if the Reinsurer has received written notification without going beyond the Facultative-Offer Expiry Date, that its offer has been accepted by the Ceding Company in accordance with Section 3 - Facultative Reinsurance.
The liability of the Reinsurer will cease when the liability of the Ceding Company ceases, except as otherwise specified in this Agreement.

SECTION 6. - RETAINED AMOUNTS

The Ceding Company may not reinsure the amount it has retained on the Reinsured Business on any basis without the Reinsurer's written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Ceding Company may reinsure the amount it has retained on the Reinsured Business to its affiliates without prior consent of the Reinsurer.

Changes to the Maximum Limits of Retention or to the Reinsurance Pool will not impact amounts on inforce Policies ceded under this Agreement except as provided in Section 17 - Recapture of Reinsurance. An increase in the Ceding Company's Maximum Limits of Retention will not increase the amount that may be ceded on an automatic basis to the Reinsurer unless mutually agreed to by the parties.

This provision does not prohibit the Ceding Company from reinsuring any portion of amounts it has retained on the Reinsured Business under catastrophic reinsurance programs or, risk pooling arrangements or financial or surplus relief type reinsurance transactions.

SECTION 7. - TEMPORARY INSURANCE AGREEMENT

For any Policies covered under a temporary insurance agreement ("TIA"), the Reinsurer agrees to reinsure the lesser of (i.) the Reinsurer's share of the TIA limit or (ii.) the Reinsurer's share of the amount applied for up to the Reinsurer's Automatic Participation Limits provided that:
i.) the TIA has been written and issued in accordance with the Ceding Company's published practice; and
ii.) the application for life insurance to which the TIA relates qualifies as Automatic Reinsurance pursuant to Section 2; or

iii.) the application for life insurance to which the TIA relates qualifies as Facultative Reinsurance pursuant to Section 3 and that the Ceding Company has, or would have, accepted the Reinsurer's facultative offer and that it has followed its Facultative Placement Rules. If the proposed insured dies prior to the completion of the underwriting process, the Reinsurer will continue to underwrite the risk to determine if a facultative offer would have been made on the risk. If so, the Reinsurer will accept liability for the risk subject to the other provisions of this Section.

For all such reinsured Policies, the Reinsurer's liability will commence and terminate simultaneously with the Ceding Company' s liability, except as otherwise specified in this Agreement.

A.    Non-Pavment of Reinsurance Premiums
The payment of Reinsurance Premium and other amounts owing to the Reinsurer (the " Owed Amounts") is a condition precedent to the Reinsurer's liability on the Reinsured Business .
In the event that such Owed Amounts are unpaid after sixty (60) calendar days from the Remittance Due Date, the Reinsurer may give the Ceding Company Notice that the Reinsurer's liability with respect to the Reinsured Business having Owed Amounts past due will terminate if the Owed Amounts past due, including the Delayed Payment Interest thereon, are not paid within ninety (90) calendar days from the date of the Notice.

If such Notice has been given and the Owed Amounts past due and any that become due during such Notice period and the Delayed Payment Interest remain unpaid, the Reinsurer's liability will terminate ninety (90) calendar days from the date of the Notice, but not less than one hundred and fifty one (151) calendar days after the Remittance Due Date and the Reinsurer's liability on Reinsured Business for which Owed Amounts subsequently become due will automatically terminate as of the last date of the period for which such Owed Amounts have been paid (the "Non Payment Termination Date"). If such Notice has been given and the Ceding Company has paid only a portion of the Owed Amounts and Delayed Payment Interest within such Notice period following sixty (60) calendar day from the Remittance Due Date, the Parties will strive to agree on how to address remaining payments on any outstanding Owed Amounts and Delayed Payment Interest in a mutually acceptable manner.
Notwithstanding such termination, the Ceding Company will remain liable for the outstanding Owed Amounts and the Delayed Payment Interest in respect of all periods of reinsurance up to the date of termination, net of any other payments due from the Reinsurer to the Ceding Company.

Terminated reinsurance may be reinstated within ninety (90) calendar days of the date of termination, subject to the Reinsurer's approval, and upon payment of all past due Owed Amounts. The Reinsurer has no liability for any claims incurred between the date of termination and the date of reinstatement.
The Ceding Company will not force termination under the provisions of this Section solely to avoid the provisions regarding recapture in Section 17 - Recapture of Reinsurance.

Rights and remedies under this Section are in addition to, and not in substitution for, any other rights and remedies available to the Reinsurer under this Agreement, law, or equity.

B.    Reinsurance Premiums after Acceleration
Once a Policy is accelerated under a lien approach, the Reinsurance Premiums will continue to be paid on the Policy as if there had been no acceleration. If the Policy is accelerated under another approach, the Reinsurance Premiums will be paid on the Reinsured Net Amount at Risk of the Policy net of the Reinsurer's portion of the accelerated amount. Irrespective of the acceleration approach, if the Reinsurer does not participate in the acceleration, as outlined in Exhibit 1, Reinsurance Specifications, the Reinsurance Premiums will continue to be paid on the Policy as if there had been no acceleration.

SECTION 9. - NET AMOUNT AT RISK

For interest sensitive plans and riders, the Net Amount at Risk ("NAR") applicable to each policy year will be calculated as the death benefit less the maximum of the proxy economic reserve and the cash value. For fixed benefit plans and riders, the NAR applicable to each policy year will be calculated as the death benefit.

The Reinsured Net Amount At Risk ("Reinsured NAR") is the NAR less the Ceding Company' s Maximum Retention as set out in Exhibit 2, Ceding Company's Retention, together multiplied by the Reinsurer's share shown in Exhibit l (a).

The overriding principle involved is that the Ceding Company will maintain a level retention at all times.
The proxy economic reserve factors are built into the Ceding Company's administrative system and were provided to the Reinsurer. The Ceding Company will notify the Reinsurer if there are any material changes to the economic reserve factors. [REDACTED]

SECTION 10.- REINSURANCE RESERVES

A.    Reserve Basis
The Reinsurer will hold, and the Ceding Company will take credit for statutory reserves for the proportion of each policy reinsured on a ½ Cx basis using the prevailing statutory valuation mortality tables and statutory interest rate.
B.    Credit for Reinsurance
[REDACTED]

C.    Reinsurer Licensing or Accreditation
The Reinsurer represents to the Ceding Company that it is properly licensed or accredited in all 50 states of the United States and the District of Columbia.

SECTION 11. - REPORTING OF REINSURANCE

The Ceding Company will have the responsibility of maintaining records sufficient to show proof of the Reinsurer's liability and will report the Reinsured Business on a self-administered reporting basis to the Reinsurer in accordance with requirements as outlined in Exhibit 6 - Self-Administration Reporting Requirements.

1.    The Ceding Company will send Monthly Reporting on an electronic basis to the Reinsurer within thirty (30) calendar days following the end of each calendar month.

2.    The Ceding Company will send a Quarterly Data File on an electronic basis to the Reinsurer within thirty (30) calendar days following the end of each calendar quarter.
3.    The Ceding Company will send an Annual Confirmation of NAIC Reserves to the Reinsurer within thirty (30) calendar days following the end of each calendar year.
The structure of the data files in the reports is anticipated to be consistent from period to period.

SECTION 12. - FINANCIAL STATEMENT ACCOUNTING

Each Party to this Agreement acknowledges to the other that it is responsible for ensuring that the accounting and tax treatment it has adopted for this Agreement and the transactions contemplated hereunder, complies with all relevant accounting, tax and regulatory standards applicable to it. Each Party must consult with its own accounting, tax and legal advisers to determine the proper accounting, tax and regulatory treatment for this Agreement and the transactions contemplated hereunder. A Party has no duty or responsibility to inquire, investigate or verify the accounting treatment which the other Party adopts.

SECTION 13. - ERRORS AND ADMINISTRATIVE OVERSIGHTS

Any failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error (collectively referred to as "Error"), relating to the administration of reinsurance by either the Ceding Company or the Reinsurer, will not be deemed to be a breach of this Agreement. Upon discovery, prompt Notice will be provided and the Error will be corrected so that each Party is restored to the position it would have occupied had the Error not occurred. If such restorations are not possible, the Parties will endeavor in good faith to promptly remedy the situation in a manner that is mutually agreeable, and most closely approximates the intent of the Parties as evidenced by this Agreement. Any resolution made to correct such Error will not constitute a waiver or set a precedent for any similar subsequent Error.

If either Party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar Errors. The Ceding Company is expected to correct such Errors and to take the necessary actions to ensure that similar Errors do not recur.

The provisions in this Section will not apply to the following circumstances, which will not be interpreted as an exhaustive list:

1.    Any negligent or deliberate acts or omissions by the Ceding Company regarding the insurance or reinsurance.
2.    Any applications for facultative reinsurance for which the Reinsurer has not received Notice that its offer of facultative reinsurance has been accepted by the Ceding Company in accordance with Section 5 - Liability, sub-section B Facultative Reinsurance.

3.    Any obligation of either Party to perform within the time periods specified for such obligations in this Agreement or as otherwise mutually agreed. However if the Ceding Company fails to provide timely reports due to an Error, the Parties will endeavor in good faith to negotiate a mutually agreeable solution.

SECTION 14. - POLICY AND PLAN CHANGES

Whenever a change is made to the status, plan, amount or other material feature of the Reinsured Business, the Reinsurer will, upon receipt of written notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Section. Except as otherwise stated, the principle governing changes to the Reinsured Business is that the Reinsurer and the Ceding Company each continues to insure its intended share of the risk.

For purposes of this Section, if the policy and/or plan change cause the entire policy to be considered new business by the Ceding Company then the entire policy will be ceded as new business under the Ceding Company's reinsurance agreements open to new business. If the policy and/or plan change only cause a portion of the policy to be considered new business, then it will be reinsured as such under this Agreement and subject to all new business provisions of this Agreement, regardless of whether this Agreement is terminated for new business. For purposes of this Section new business is defined as those policies on which the Ceding Company has obtained complete and current underwriting evidence, full normal commissions are paid, and the suicide and contestable period apply as if newly issued, unless prohibited by law. For clarity, any policy, or portion of a policy, which is not considered new business will be reinsured with the Reinsurer using point-in-scale reinsurance rate.

If there are multiple changes to a policy, the policy will be reinsured according to each of the applicable provisions of this Section.

A.    Increase in Amount at Risk
1.    Non-contractual Increases
If the amount of insurance on a Policy is increased as a result of a non-contractual change, the increase will be underwritten by the Ceding Company using the underwriting guidelines in effect at the time of increase. The Reinsurer's approval is required if the new amount will cause the reinsured amount on the life to exceed either the limits shown in Exhibit 1 - Reinsurance Specifications, Jumbo Limit or Exhibit 4 - The Reinsurer's Automatic Participation Limits, or if the original Policy was reinsured on a facultative basis.

2.    Contractual Increases
The Reinsurer will assume its proportionate share of the entire amount in excess of the Ceding Company's full retention. For Policies reinsured on an automatic basis, reinsurance of increases in amount resulting from contractual policy provisions will be accepted only up to the Reinsurer' s Automatic Participation Limits.

For Policies reinsured on a facultative basis, the reinsurance amount must not exceed the amount as set out in the Reinsurer's facultative offer.

B.    Reductions and Terminations

In the event of a reduction or the termination of a Policy or any other life policy issued by the Ceding Company covering the same life, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date of such reduction, by the amount required such that the Ceding Company maintains its retention as specified under this Agreement. Following any reduction, the Reinsurer's liability on the Policy will continue to be in the same proportion to the total amount reinsured with all reinsurers.

The reinsurance reduction will apply first to the Policy or policy being reduced or terminated and then, on a chronological basis, beginning with the oldest Policy or policy on the life. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction on a Policy exceeds the Reinsured Net Amount at Risk and that the reduction is due to lapse or death, the reinsurance on such Policy will be terminated. For other such reductions, the reinsurance on the Policy will continue but the Reinsured Net Amount at Risk and Reinsurance Premiums will be zero.

The Reinsurer will refund unearned Reinsurance Premium arising from reductions and terminations determined on the date on which the Policy change occurs.

C.    Risk Classification Changes

If Reinsured Business was initially ceded to the Reinsurer on an automatic basis and if, following the consideration of new underwriting evidence, the Ceding Company makes a change to the risk classification in accordance with its underwriting guidelines, the same change will be made to the reinsurance coverage.

If the Policy was ceded to the Reinsurer on a facultative basis, the Ceding Company will submit the request along with any new underwriting evidence to the Reinsurer for its approval. If, following the consideration of new underwriting evidence, the Ceding Company can accept or place the Policy at a lower mortality rating than that of the Reinsurer, then the Ceding Company will have the right to terminate the reinsurance. The Ceding Company will, before such termination, afford the Reinsurer the opportunity to quote a new rating and will use best efforts to maintain the existing reinsurance.

Upon a change of risk classification, the Ceding Company will determine the Reinsurance Premium for the Policy using Point-In-Scale Reinsurance Premium Rates at the revised underwriting classification. The Reinsurer will refund unearned Reinsurance Premium paid by the Ceding Company prior to the change of risk classification calculated on the date on which the Policy change occurs.

D.    Term Conversions

The Reinsurer will only support conversions from the 20-year Term Rider as shown in Exhibit 1 - Reinsurance Specifications, on the rates per Exhibit 5 - Reinsurance Premium Methodology And Rates. The amount to be reinsured will be determined on the same basis as used for the original rider (e.g. excess of retention, quota share) but will not exceed the amount reinsured immediately prior to the conversion date.

E.    Exchanges and Replacements
A policy resulting from an exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements.

F.    Nonforfeiture Benefits
1.    Extended Term
If a Policy lapses and extended term insurance occurs under the terms of the policy contract, reinsurance will continue on the same terms under this Agreement until the expiry of the extended term period.
2.    Reduced Paid-up
If a Policy lapses and reduced paid-up insurance occurs under the terms of the policy contract, the Reinsured Net Amount at Risk will be reduced in accordance with B.

SECTION 15. - REINSTATEMENTS

If a Policy was reinsured
1.    as Automatic Reinsurance and reinstated; or
2.    as facultative reinsurance with the Reinsurer and reinstated in less than or equal to ninety
(90) calendar days,
then the reinsurance on this Policy will be reinstated automatically provided the reinstatement is in accordance with all applicable terms and conditions of the Policy (the "Reinstatement Rules").

If a Policy was originally reinsured on a facultative basis, and if the reinstatement occurs more than ninety (90) calendar days after the Policy has lapsed, copies of the application for reinstatement, any personal declaration or medical examination and any other underwriting document will be forwarded by the Ceding Company to the Reinsurer. The Reinsurer will notify the Ceding Company promptly of its acceptance or declination of the application for reinstatement.

When a Policy is reinstated by the Ceding Company, the reinsurance coverage will be reconstructed in a like manner with respect to dating, coverage and payment of all Reinsurance Premiums in arrears from the date of lapse including any proportionate share of interest collected thereon, and provided the treatment of these falls within the Reinstatement Rules. If a claim is incurred on or after its termination date and that this policy was being considered for reinstatement but not yet effective, the Ceding Company will continue its review according to its normal business practices. If the Ceding Company determines that it would have reinstated the policy, the reinsurance will also be reinstated and payment of the claim, including the reinsurance liability, will occur as if the termination had not occurred.

SECTION 16. - RETENTION LIMIT CHANGES

If the Ceding Company changes its Maximum Limits of Retention, it will provide the Reinsurer with prompt Notice of the change.

A change to the Maximum Limits of Retention will not affect the Policies in force except as specified in Section 17 - Recapture of Reinsurance. An increase in the Maximum Limits of Retention will not affect the Automatic Binding Limit unless otherwise mutually agreed to.

SECTION 17. - RECAPTURE OF REINSURANCE

A.    Increases to Maximum Limits of Retention
If the Ceding Company increases its Maximum Limits of Retention in accordance with Section 16 - Retention Limit Changes, the Ceding Company has the option to recapture risk amounts (the "Affected Business") as set out herein.

[REDACTED]

B.    Recapture in the Event of Reinsurer's Insolvency
[REDACTED]

SECTION 18. - POLICY RESCISSION
If the Ceding Company receives new information on an inforce reinsured policy that indicates that it may be rescinded, the Ceding Company will report this information promptly to the Reinsurer and the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action to a maximum of 5% of the Reinsured Net Amount At Risk. If investigation and legal expenses are in excess of the above, the Ceding Company will consult with the Reinsurer and seek mutual agreement to ensure the Reinsurer's continued participation.

Rescission expenses incurred by the Ceding Company' s full-time employees, including any routine investigative costs, will be borne by the Ceding Company.

In addition, policy rescissions that occur after the death of the considered life are covered under sub section G of Section 19 - Settlement of Claims.

SECTION 19. - SETTLEMENT OF CLAIMS
A.    Notification
The Ceding Company will notify the Reinsurer promptly upon receiving notice of any claim related to the reinsurance under this Agreement. Furthermore, it will report promptly all information and provide Proofs related to such claims.

B.    Proofs
"Proofs" are defined as i.) claims notice; ii.) proper copies of proofs of claim, which includes death certificate, claimant statement, and proof of payment, with authenticated and essential information translated if not in English; and iii.) a completed death claim form. The Reinsurer reserves the right to request all papers in connection with the underwriting, issuance and claim of any Policy at any time.

C.    Payments
The Reinsurer will promptly settle an undisputed claim for a Policy upon receipt of Proofs and the request for payment from the Ceding Company. Payment is conditional upon the Reinsurer' s receipt of evidence, acceptable to the Reinsurer, of payment made by the Ceding Company of the amount of the claim paid, any interest paid on such claim by the Ceding Company, the date of payment and the amount due from the Reinsurer.

If, either by the terms of the contract or by the exercise of an option, payment under a Policy is deferred or made in installments, the Reinsurer will make payment of its share in one lump-sum payment.

[REDACTED]

D.    Accelerated Benefit Rider
For reinsured accelerated benefits and/or riders listed in Exhibit 1 - Reinsurance Specifications, the Reinsurer shall participate in any advanced payment of death benefits made by the Ceding Company to the insured. The Reinsurer will pay its proportionate share of the accelerated death benefit as a lump sum at the time of the accelerated benefit claim. The Ceding Company will notify the Reinsurer at the time that the option is being exercised and the Policy' s NAR will be reduced accordingly by the amount of the accelerated benefit that has been paid. The Reinsurer will participate in any discounts as they are taken on the acceleration or remaining death benefit. Upon the death of the insured, the Reinsurer will pay the Reinsured Net Amount at Risk, reduced by the Reinsurer's portion of the accelerated amount, to the Ceding Company. If the acceleration rider or supplemental benefit is not reinsured, upon the death of the insured, the Reinsurer will pay the Reinsured Net Amount at Risk, unreduced by any acceleration paid by the Ceding Company, to the Ceding Company.

If a Policy was issued on a facultative basis, then the Ceding Company will inform the Reinsurer of any request for acceleration during the contestability period before a decision is made.

E.    Adjustments for Misstatements of Age or Gender
In the event of a change in the amount of the Ceding Company's liability on a Policy due to a misstatement of age or gender, the Reinsurer' s liability will change accordingly subject to the terms of this Agreement. The face amount of the Policy will be adjusted from the inception of the Policy, and any difference will be settled without interest.

F.    Claims Adjudication within the Contestable Period
The Ceding Company agrees that it will use its standard claim practices and guidelines in the adjudication of all claims.

The Ceding Company will submit all underwriting and claims papers in connection with the issuance of a Policy and its related claim to the Reinsurer for its review for a claim incurred during the contestable period if

i.    the Policy was ceded on an automatic basis, and the share of the claim amount across all reinsurers is greater or equal to share retained by the Ceding Company;
or
ii.    the Policy was ceded on a facultative basis.

The Reinsurer's review will not impair the Ceding Company's right to determine its action on a settlement of a claim. The Parties will attempt to seek mutual agreement before the Ceding Company concedes liability or settles any claim on that Policy but if the Reinsurer fails to respond within five (5) business days, it will have been deemed to have agreed with the decision of the Ceding Company.

For claims incurred during the contestable period on Policies ceded to the Reinsurer on an automatic basis, where the amount ceded to all reinsurers is less than the amount retained by the Ceding Company, the Reinsurer will follow the Ceding Company's decision regarding the settlement of such claims.

For Survivorship Policies, if the Ceding Company is notified on the first death, the Reinsurer will also be notified at that time. When a first death occurs within the contestable period, the Ceding Company will provide the Reinsurer with any claims investigation information and a copy of the death certificate if it is received by the Ceding Company.

G.    Litigation
The Ceding Company will promptly provide Notice to the Reinsurer of any Ceding Company plans to contest, deny, litigate, reduce or compromise any claim (the "Contest"), and will promptly forward to the Reinsurer copies of all pleadings. The Ceding Company will also furnish all details of such action and an itemized statement of expenses, if applicable, on an incurred basis.

Within ten (10) business days of receiving all documents, or earlier if judicially required, the Reinsurer will provide Notice to the Ceding Company of its decision whether or not to participate in the Contest. The Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation and in the Contest.

If the Reinsurer Notifies the Ceding Company that it has elected to participate in the Contest, then the Reinsurer is responsible for the resulting claims, which for these purposes will include any claim expenses of the Contest in accordance with sub-section H , below. If there is a reduction in the liability under the Policy, the Reinsurer will pay its share of the reduced amount paid by the Ceding Company.
In the event that the Reinsurer participates in the Contest and that there are any salvages, recoveries or reimbursements recovered (collectively the "Recoveries") subsequent to a loss settlement, the Reinsurer shall participate in such Recoveries in proportion to the liability of each Party for the loss before such Recovery had been obtained (the "Pre-Recovery Liabilities"). If the claim expenses incurred in obtaining salvage or other recoveries is less than the amount recovered, such expense shall be borne by each Party in the proportion that each Party benefits from the Recoveries. Otherwise, the Recoveries shall first be applied to the reimbursement of the expense of Recovery and the remaining expense shall be borne by the Parties in proportion to the Pre-Recovery Liabilities.

If the Reinsurer Notifies the Ceding Company that it has elected not to participate in the Contest, [REDACTED].

The Ceding Company shall Notify the Reinsurer's Claims department's of any claim being contested at the following general delivery email address: reins.claims@canadalifere.com. If the Ceding Company has not received a written reply from the Reinsurer within ten (10) business days of receiving all the documents on the claim being contested, or earlier if judicially required, then the Reinsurer will be deemed to have agreed with the Ceding Company's course of action or inaction.

H.    Claim Expenses
The Reinsurer will pay reasonable claim investigation and/or legal expenses paid by the Ceding Company in connection with contractual liability claims proportionate to its share of NAR for situation arising out of sub-section G.
The Reinsurer shall not reimburse the Ceding Company for and Claim Expenses do not include the following:
a.    routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company;
b.    expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to Policy contract proceeds or benefits which the Ceding Company admits are payable;
c.    expenses, fees, settlements, or judgments arising out of or in connection with claims against the Ceding Company for Excess Damages as set out in I below;
d.    expenses, fees, settlements, or judgments arising out of or in com1ection with claims made against the Ceding Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct in the handling of Claims or in other dealings with its policyholders, insureds, or beneficiaries; and
e.    claim expenses associated with non-reinsured policies.
I.    Excess Damages
The Reinsurer will not be responsible for and will not indemnify the Ceding Company for payment or liability in connection with any Punitive Damages, Compensatory Damages and Statutory Penalties and expenses and fees related thereto (collectively referred to as "Excess Damages") in connection with claims on the Policies unless the Reinsurer elected to participate in the Contest giving rise to the Excess Damages and in writing, recommended, consented to, or explicitly ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of the Excess Damages. In such situations, the Parties will share such damages in their respective proportions to the extent the act or course of conduct contributed to such Excess Damages.

For purposes of this Section, the following definitions will apply.

"Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

"Compensato1y Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute and which are not awarded in respect of any amount or amounts payable under a Policy.

"Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

J. Delayed Claim Payment Interest
If payment under the Policy is delayed and interest is allowed on the proceeds by the Ceding Company, the Reinsurer will pay interest at the same rate and for the same period as the Ceding Company' s current claims practice.

SECTION 20. - DURATION OF AGREEMENT

A.    Effective Date
The "Effective Date" of this Agreement is May 1, 2015.

B.    Duration
This Agreement will be unlimited as to its duration but may be terminated in accordance with the terms of this Agreement.

C.    Termination Of Agreement
In addition to other provisions for termination described elsewhere in this Agreement, the following provisions also apply.

Either Party may terminate reinsurance with respect to new business by giving the other Party at least ninety (90) calendar days prior Notice. The Reinsurer will continue to accept new business during the ninety (90) calendar day Notice period. Termination for new business will not affect inforce reinsurance.
A Party may terminate this Agreement in respect of all business if the other Party breaches a material term of this Agreement. Termination will be effective ninety (90) calendar days from the offending Party's receipt of Notice of termination, unless such breach is substantially cured by the offending Party within the ninety (90) calendar day Notice period thereby avoiding termination.

SECTION 21. - INSOLVENCY

A Party to this Agreement will be deemed " Insolvent" and an "Insolvency" in respect of such Party will be deemed to have occurred if it:
(i)    applies for, or consents to, the appointment of a receiver, rehabilitator, conservator, examiner, administrator, liquidator or statutory successor (collectively referred to as the "Statutory Successor” of its properties or assets; or
(ii)    is adjudicated as bankrupt or insolvent or cannot meet its debts as they fall due; or
(iii)    files, or consents to the filing of, an order for its winding up, entry into exarninership, a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

(iv)    becomes the subject of an order for examinership, for its winding up, to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the Party's domicile.

In the event the Ceding Company is Insolvent, reinsurance under this Agreement will be payable directly to the Ceding Company or to its Statutory Successor on the basis of the liability of the Ceding Company without diminution for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the Statutory Successor having authority to allow such claims because of the Insolvency of the Ceding Company or because the Statutory Successor of the Ceding Company has failed to pay all or a portion of any claim. Subject to applicable law, the Ceding Company's Statutory Successor will send Notice to the Reinsurer of the pendency of a claim against the Ceding Company which may involve the reinsurance afforded by this Agreement within a reasonable time after a claim is filed in the Insolvency proceedings. The Reinsurer will have the right, at its sole discretion, to investigate the claim and interpose in the proceedings where the claim is to be adjudicated, at its own expense. A proportionate share of the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Insolvent Ceding Company as part of the expense of liquidation to the extent of the benefit accruing to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose defense to such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.
The Reinsurer will not be or become liable for any amounts or reserves to be held by the Ceding Company on the Policies.

SECTION 22. - ARBITRATION

A.    Dispute Resolution Procedures
Any dispute between the Parties arising out of or relating to this Agreement will be first addressed in accordance with the procedures specified in sub-sections B, C (if applicable) and D, below, and subsequently, if necessary, in sub-section E, below, which will be the sole and exclusive procedures for the resolution of any such disputes.

B.    Informal Mediation Between Parties
The Parties will attempt, in good faith, to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of each Party who have authority to settle the controversy. A Party will provide the other Party Notice of a dispute which will include: (i) a statement of the Party's position and a summary of arguments supporting that position, and (ii) the name and title of the officer who will represent that Party and of any person accompanying the officer. Within 15 days of receipt of such Notice the other Party will provide a written response of its own information for (i) and (ii). Within 30 days after delivery of the disputing Party's Notice, the officers will meet at the Ceding Company's headquarters, or at such other location as mutually agreed by the Parties, at a mutually convenient time, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations, discussions, and communications made or conducted pursuant to the procedures set forth in this sub-section B are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any other applicable rules of evidence.

C.    Failure to Resolve Calculation Disputes By Informal Mediation
If a dispute between the Parties concerning the determination of a calculation made pursuant to this Agreement, such as, but not limited to, the calculation of the Reinsured Net Amount At Risk and the Recapture Amounts, has not been agreed or settled within the timing pursuant to sub-Section B, above, then the dispute may be referred to an actuary jointly appointed by the Parties (the "Expert"). The "Expert" must be (i) a Member of the American Academy of Actuaries; (ii) qualified in pricing, reinsurance or valuation, as applicable, on the basis of education and experience; (iii) independent from the Parties; and (iv) disinterested in the outcome of the dispute.

If the parties mutually agree to resolve the calculation dispute through an "Expert" but if the Parties cannot agree on the appointment of an Expert within ten (10) Business Days, then each Party will nominate three actuaries qualified as Experts under the prior paragraph. Within ten (10) Business Days thereafter, each Party will then decline two of the other Party's nominations. The Expert shall be chosen from the remaining two nominations by drawing lots.

Within ten (10) Business Days of the appointment of the Expert, each Party will submit its proposed resolution for the dispute. Each Party will, upon request by the Expert, provide the Expert with such information as is within its possession or control and reasonably required by the Expert, save if to do so would breach any law, regulation or contractual obligation to which that Party is subject. The Parties will have the right to make representations to the Expert.

The Expert will act as an expert and not an arbitrator and will be required to report no later than thirty (30) Business Days after receipt of both Parties' resolutions. The Expert will issue a written, reasoned decision. The Expert's decision will consider all documentation provided by the Parties and the provisions of this Agreement. The decision of the Expert will, in the absence of manifest error, be final and binding on the Parties. A Party may petition any court having competent jurisdiction to reduce the decision to judgment.

The Parties will share the Expert's costs equally.

D.    Failure to Resolve Dispute by Mediation (excluding Calculation Disputes)
For any dispute other than a calculation dispute, if immediately following the Delivery of a dispute Notice and the Parties have not mutually agreed in writing to extend the negotiation period and either (i.) the dispute has not been resolved within sixty (60) Calendar Days, or (ii.) the Parties fail to meet within thirty (30) Calendar Days, the Parties agree that the sole remedy for resolving any and all disputes arising out of or in connection with this Agreement will be by arbitration in accordance with sub-section E, below.

E.    Arbitration

1.    Resolution of Damages
All disputes between the Parties on which an agreement cannot be reached in accordance with the sub-Articles above, will be decided by binding arbitration. It is the intention of the Parties that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement and this Agreement shall be treated as an honorable engagement. The Parties agree to act in all things with good faith.

To initiate arbitration, a Party will send Notice to the other Party of its desire to arbitrate, stating the nature of its dispute and the remedy sought (the "Notice of Arbitration"). The receiving Party will respond to the Notice of Arbitration in writing within fifteen (15) Business Days of its receipt.
The Parties intend this Section 22 to be enforceable in accordance with the Federal Arbitration Act (9. U.S.C., Section 1) including any amendments to that Act which are subsequently adopted. In the event that either Party refuses to submit to arbitration as required by this Article, the other Party may request a court to compel arbitration in accordance with the Federal Arbitration Act.

2.    Composition of Panel
There will be three arbitrators who must be:
(i)    current or former disinterested officers of life insurance or life reinsurance companies other than of the Parties, their subsidiaries or affiliates;
(ii)    professionals with at least (10) years' experience in the life insurance or reinsurance industry;
(iii)    independent from the Parties; and
(iv)    disinterested in the outcome of the dispute.

Each Party will appoint one arbitrator and these two arbitrators will select the third arbitrator, who shall serve as umpire. If either Party fails to appoint its arbitrator within sixty (60) calendar days after receipt of Notice of Arbitration, the other Party may appoint the second arbitrator.

If the two arbitrators do not agree on a third arbitrator within thirty (30) Calendar Days of the appointment of the second arbitrator, the Parties will each submit a list containing the names of three persons who meet the criteria set out in this Section for being an arbitrator. Thereafter, each Party-appointed arbitrator shall strike two names from the list. If only one name remains after the striking process, that person shall become the arbitrator and umpire. If more than one name remains, the third arbitrator/umpire will then be chosen from the remaining names by drawing lots.

3.    Choice of Forum
The arbitration hearing will take place in a location to be mutually agreed to.
4.    Procedure Governing Arbitration
In no event will the arbitration hearing start later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case.

Each arbitrator should be impartial regarding the dispute. At no time will either Party contact or otherwise communicate with any person designated as a candidate to serve as an arbitrator concerning the dispute, except to inform the arbitrators of the nature of the dispute and to provide a detailed statement of the facts and arguments it will present at the arbitration hearing with a copy to the other Party. Thereafter, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other Party and will be provided simultaneously to the other Party or will take place in the presence of the other Party.

The arbitrators will consider the Agreement an honorable engagement rather than merely a legal obligation and they are relieved of all judicial formalities. The arbitrators will base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the Parties, the arbitrators may base their decision, in the interpretation and operation of this Agreement, from the standpoint of practical business and equitable principles and on the customs and practices of the life insurance and life reinsurance industry together with an interpretation of the law although the arbitrators are not bound by a strict interpretation of the law. The arbitrators may consider any relevant evidence; they will give evidence such weight as they deem it entitled to after consideration of any objections raised concerning it.
The Party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each Party may examine any witnesses who testify at the arbitration.

5.    Arbitration Award
The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The decision and award of the arbitrators will be final and binding upon the Parties and there will be no appeal of their decision. Any court having jurisdiction of the subject matter and the Parties may reduce that decision to judgment.

6.    Cost of Arbitration
Each Party will bear the expense of its own chosen arbitrator and will jointly and equally bear the expense of the third arbitrator and of the arbitration unless the arbitrators decide otherwise. In the event two arbitrators are chosen by one Party, as above provided, the expense of all arbitrators and the arbitration will be equally divided between the two Parties.

7.    Survival of Provision
This Section will survive the termination or rescission of this Agreement until the expiry of any relevant statute of limitations for claims concerning or arising out of this Agreement.

SECTION 23. - INSPECTION OF RECORDS

The Ceding Company will promptly provide the Reinsurer with such documentation and information as it may reasonably require or request in connection with or arising from the provision of the reinsurance hereunder including, without limitation, such proofs of claim, certificates of death and certificates or other proofs of existence agreed between the Parties relevant to any claims.

Subject to applicable law, in addition to and without limiting the foregoing, upon sixty (60) Calendar Days' prior Notice to the Ceding Company, the Reinsurer, or its duly authorized representatives will have the right to visit the offices of the Ceding Company to inspect, examine, audit, copy, including the right to take copies, and verify any information including, without limitation, the accounting, administrative, underwriting, and claims files relating to or arising out of the Policies or reinsurance under this Agreement during regular business hours. The Ceding Company will cooperate with and facilitate any such inspection, including providing a reasonable workspace to conduct the inspection. The Ceding Company will make available to the Reinsurer such officers and employees of the Ceding Company as the Reinsurer may reasonably request to provide the foregoing information.

All expenses of conducting the inspection will be the sole responsibility of the Reinsurer other than those expenses incidental to cooperating with the audit and producing the requested materials. The Ceding Company and the Reinsurer will work together to reduce the costs of inspections to the fullest extent practicable by making documents and other data available electronically and taking such other steps as may be required to enable the conduct of desk audits.

The Ceding Company will secure similar rights of inspection for the Reinsurer at any third party administrative office used in association with the Policies or the reinsurance.

This Section will survive the termination or rescission of this Agreement until the expiry of any relevant statute of limitations for claims concerning or arising out of the Agreement.

SECTION 24. - CONFIDENTIALITY

The Parties agree that Personal Information, Proprietary Information and Protected Health Information will be treated as confidential (collectively the "Confidential Information"). " Personal Information" includes, but is not limited to, personally identifiable medical, financial and other personal information about proposed, current and former policy-owners, insureds, applicants and Beneficiaries of Policies. Personal Information does not include information from which one could not reasonably identify an individual. " Proprietary Information" includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms and the specific terms and conditions of this Agreement. "Protected Health Information" is any information, whether oral or recorded in any form or medium that is provided or received by a health care provider, health plan, public health authority or health care clearinghouse, and relates to past, present or future physical or mental health or condition of an individual, or the past, present or future payment for the provision of health case to an individual. Confidential Information does not include information:

1.    already known to the receiving Party;
2.    that is or becomes public knowledge or general knowledge of the industry through no wrongful act of the receiving Party;
3.    received from a third party without reasonable knowledge of any confidentiality restrictions;
4.    that is independently developed by the receiving Party;
5.    is disclosed under a court order, law, or regulation; or
6.    developed by the receiving Party's general skills & experience.

The Parties will not disclose Confidential Information to any other party, unless the disclosing Party agrees in writing, except as required by court order or as required by law or regulation or, to the extent equivalent duties of confidentiality are obtained, as necessary for retrocession purposes. However, the disclosing Party agrees the receiving Party is permitted to disclose such information to its affiliates, directors, officers, employees, professional advisors, auditors, rating agencies, governmental agencies responsible for oversight or involved in the decision-making process for the reinsurance under this Agreement or involved in the administration of the Reinsured Business (collectively the "Representatives"). The receiving Party is required prior to such disclosure, to direct such Representatives to treat the Confidential Information confidentially and in accordance with the terms of this Agreement.

The Reinsurer, its Representatives, and service providers will protect the confidentiality of Personal Information by:
i. holding all Personal Information transmitted to them by or on behalf of the Ceding Company in strict confidence;
11. limiting access to Personal Information to employees that require such access for administration of reinsurance related to the business reinsured under this Agreement;
111. retaining Personal Information only for as long as it is required to satisfy obligations related to the business reinsured under this Agreement and in accordance with applicable laws and regulations;
iv.    maintaining appropriate technical and organizational security safeguards designed to protect the security, integrity and confidentiality of Personal Information against loss, theft, as well as unauthorized access, disclosure, copying, use, or modification; and
v.    using contractual or other means to provide a comparable level of protection where Personal Information has been disclosed to a third party as permitted under this Article.

The Reinsurer will direct its Representatives to treat the Confidential Information confidentially and in accordance with the terms of this Agreement.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company, and does not expose any customer information and proprietary information

SECTION 25. - INTERPRETATION OF THE AGREEMENT

A.    Parties to the Agreement
This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each Party under this Agreement will be rendered solely to the other Party and will not create any right, benefit, or legal relationship between the Reinsurer and any third party including, but not limited to, any insured, policyholder, agent, beneficiary, insurer, or other reinsurer with respect to each of whom the Ceding Company shall remain solely liable. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any third party and the Ceding Company. However, the rights, duties and obligations set forth in the Agreement shall inure to the benefit of and be binding upon any and all liquidators, receivers, successors and permitted assigns of each Party.

Either Party will notify the other Party of a change in its ownership or control. With respect to the Reinsurer, a change in control or ownership means The Great-West Life Assurance Company shall cease at any time to be the beneficial owner, directly or indirectly, through similarly controlled subsidiaries of over 50% of the issued and outstanding voting securities of the Reinsurer.

B.    Entire Agreement
This Agreement, together with all attached Schedules, Exhibit, and addenda, and any future addenda added to this Agreement through written amendment, constitutes the entire agreement between the Parties with respect to the subject matter herein. There are no understandings between the Parties other than as expressed in this Agreement and any prior oral or written agreements or understandings with respect to the reinsurance are hereby superseded. Furthermore, this Agreement may not be altered, modified or in any way amended except by instrument in writing duly executed by the authorized representatives of both Parties, except as otherwise provided herein.

C.    Waiver
Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege (collectively referred to as "Right") under this Agreement will operate as a waiver thereof. No single or partial exercise of any Right will preclude the further exercise of that Right or the exercise of any other Right. No waiver of any Right with respect to any occurrence will be construed as a waiver of that Right with respect to any other occurrence. No waiver will be effective unless it is in writing and signed by the Party granting the waiver.

D.    Severability
To the extent that any term or provision of this Agreement is found to be invalid, illegal or unenforceable under any applicable law or regulation, the remaining terms and provisions of this Agreement will remain in full force and effect and such term or provision will be deemed modified to the extent necessary in the opinion of the arbitration panel or the court to render such term or provision enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly preserving to the fullest permissible extent the intent of the Agreement.

E.    Headings
Any headings used in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the language herein.

F.    Currency
The currency for reporting and payments will be United States dollars.

G.    Governing Law
This Agreement will be governed by and will be construed in accordance with the laws of the State of Iowa and the United States, without regard to principles of conflicts of law that would impose a law of another jurisdiction.

SECTION 26. -ASSUMPTION REINSURANCE

The parties will not sell, assign, transfer, or otherwise dispose of all or part of the Reinsured Business without written approval from the other party. Such written approval will not be unreasonably withheld.
This provision will not prohibit the Reinsurer from retroceding the Policies on an indemnity basis nor will it prohibit either party from reinsuring or retroceding any or entire retained or assumed net amount at risk hereunder to one or more licensed insurance companies that are affiliated with the Party. [REDACTED]

SECTION 27. - OFFSET
It is recognized and mutually intended that the rights of offset under this Agreement or under any other [REDACTED] agreement between the parties apply to the undisputed mutual debts and credits owed between the Parties under this Agreement.

The Parties shall have and may exercise, at any time and from time to time, the right to offset any undisputed amounts due from one Party to the other Party hereto under the terms of this Agreement.

If one Party is Insolvent, offset shall be allowed as set forth above, and any undisputed amounts or amounts due or to become due under this Agreement accruing from obligations incurred or loss events or occurrences taking place prior to the Insolvency, or after such time shall be deemed mutual in time and capacity and such debts and credits shall be offset against one another whether the balances due or to become due are on account of premiums or losses including, but not limited to, paid losses and loss reserve or otherwise.

Any undisputed debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer under this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

This provision shall not be restricted by the Insolvency of either Party.

SECTION 28. - TAXES

The Parties acknowledge that they are subject to U.S. taxation under Subchapter L of Chapter 1 or Subpart F of Part III of Subchapter N of Chapter 1 of the Internal Revenue Code.

A.    Premium Tax
The Reinsurer will not be responsible for reimbursement of premium taxes.

B.    Deferred Acquisitions Cost (DAC) Tax
If the Policies include for U.S. Federal Income Tax purposes Specified Insurance Contracts pursuant to Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the Parties, with respect to this Agreement, agree to make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 1992 under Section 848 of the Internal Revenue Code of 1986.
(i)    The terms used in this Section are defined by reference to Regulation 1.848-2 effective December 29, 1992.

(ii)    The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).
(iii)    Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.
(iv)    If requested by the Reinsurer, the Ceding Company will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.
(v)    The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company by June 1. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer' s tax return for the previous calendar year.
(vi)    If the Reinsurer contests the Ceding Company's calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Parties reach agreement on an amount of the net consideration, each Party will report such amount in their respective tax returns for the previous calendar year.

SECTION 29. - REPRESENTATIONS

A.    State and Federal Laws
Each party represents and warrants, to the best of its knowledge, that it is in compliance with all material legislation and regulations of state and federal laws, including without limitation, those relating to solvency, reserves and capitalization, applicable to the Reinsured Business. If a Party is found to be material non-compliance with any law or regulation material to this Agreement, the Agreement will remain in effect and the noncompliant Party will indemnify the other for any direct loss suffered as a result of the non-compliance, and will seek to remedy the non-compliance.

B.    OFAC
Notwithstanding sub-section A above, the Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial, and administrative orders applicable to the Reinsured Business as they pertain to the sanction laws administered by the United States Department of the Treasury's Office of Foreign Asset Control ("OFAC"), (collectively the "Laws"). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

For the purposes of this Agreement, a "Prohibited Person" is a Specially Designated National and Blocked Person as defined by OFAC and a "Sanctioned Country" is collectively a department, agency, branch, instrumentality, government-owned entity or representative of the government of a sanctioned or an embargoed country as identified by OFAC. Should either Party discover or otherwise become aware that a policy, which was/is included within the Reinsured Business, may be insured by, be owned by, or in any way be controlled by a Prohibited Person, or may be for a person residing in a Sanctioned Country, or has been made in violation of the Laws, the Party who first becomes aware of the violation will promptly notify the other Party and the Parties will cooperate in order to take all necessary corrective actions.

The Parties agree that such reinsurance cession will be null, void, and of no effect from its inception, to the same extent as if the policy had never been ceded. Each Party will be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

C.    Anti Money Laundering
Each Party, for its part, undertakes that it will discharge its duties under all applicable anti-money laundering legislation and relevant regulations or rules promulgated, and specifically under proceeds of crime (money laundering) and terrorist financing acts and regulations, as such legislation and regulations exist now and hereafter. Each Party, for its part, agrees that it will be solely responsible for any and all fines and/or penalties levied or assessed, whether on it or on the other Party, by reason of its failure to discharge its said duties under all present and future anti-money laundering laws and regulations.

D.    The Foreign Account Tax Compliance Act {FATCA)
Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 - 1474 of the
U.S. Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the parties to enter into an agreement described in Section l47l(b) of the U.S. Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a thirty percent (30%) US withholding tax imposed on payments of US source income.
In the event that the Ceding Company believes that it is under a legal obligation to withhold a portion of any payment that is due to the Reinsurer as a result of the Reinsurer' s failure to provide such required FATCA documentation, the Ceding Company shall provide at least thirty (30) calendar days prior written notice to the Reinsurer that it intends to withhold from such payment. If the Reinsurer provides the required FATCA documentation within the thirty (30) calendar day notice period, then the Ceding Company shall not withhold any amount from the payment that is due. However, in the event that the Reinsurer does not provide the required FATCA documentation, then the Ceding Company shall withhold the amount legally required to be withheld ("FATCA Withholding Amount") from the settlement due and payable ("Settlement"). The Ceding Company shall remit such FATCA Withholding Amount to the IRS in accordance with FATCA, and pay the Settlement, net of the FATCA Withholding Amount, to the Reinsurer. The Ceding Company shall provide evidence of remittance to the Reinsurer within a commercially reasonable timeframe, not to exceed ten (10) Business Days of remitting the FATCA Withholding Amount to the IRS.

If the Ceding Company becomes legally or contractually obligated to withhold and remit a portion of any payment to the IRS, pursuant to Chapter 4 of the US Tax Code (FATCA) or any compliance agreement entered into with the IRS pursuant thereto, the Ceding Company shall have no liability whatsoever to the Reinsurer for or in respect of such amount properly withheld and remitted to the IRS pursuant to such obligation. Notwithstanding the foregoing, the Ceding Company will provide reasonable assistance and cooperation to the Reinsurer in connection with the Reinsurer's attempts to recover any portion of such withheld amount that may be recoverable from the IRS, including the timely provision of the relevant tax form reporting the FATCA withholding. Any amounts that are recovered by the Ceding Company under this Section shall be paid to the Reinsurer within ten (10) Business Days of its receipt of such recovered amount.

E.    Independence
Each Party represents to the other that:
1. this Agreement is entered into freely, voluntarily, without duress, in good faith, at arm' s length, in the regular course of business and in reliance on its own independent investigations and analyses of the facts underlying the subject matter of this Agreement;
ii.    except as set forth in writing in this Agreement, the decision to execute this Agreement is not predicated on or influenced by any declarations, representations, warranties or promises of any kind made directly or indirectly by the other Party, its subsidiaries, affiliated corporations, officers, directors, shareholders, employees, representatives, agents, or attorneys, if any, or their respective heirs, administrators, predecessors, and permitted successors and assigns;
iii.    the drafting and negotiation of this Agreement has been participated in by each Party and for all purposes this Agreement shall be deemed to have been drafted jointly by the Parties; and
1v. this Agreement and the reinsurance contemplated hereunder is the result of arm's length negotiations, and have been completely read and fully understood after each Party has had the benefit of consulting with its legal counsel of its choosing and have been voluntarily accepted by the Parties. The Ceding Company is not under any duress to enter into this Agreement. The Reinsurer does not have any ownership or equity-related affiliation with, or ability to control or direct the management of the Ceding Company.

F.    Fair Value
The payment and receipt of consideration under this Agreement are not and have not been made on account of an antecedent debt owed by the Ceding Company to the Reinsurer, and are intended by the Parties to be a contemporaneous exchange for economic value between the Parties. This Agreement was effectuated without intent to hinder, delay or defraud present or future creditors of the Ceding Company.

G.    Independent Responsibility
The Ceding Company and the Reinsurer acknowledge their respective responsibility for independently forming their own conclusions regarding:
1.    the compliance of this Agreement with the laws and regulations of any particular jurisdiction;
and

ii.    the tax, statutory, and Generally Accepted Accounting Principles impacts of this Agreement on the Ceding Company or the Reinsurer.

H.    Reliance and Rescission
The Ceding Company and the Reinsurer have entered into this Agreement in reliance upon the representations and warranties of the other. If any one or more of the foregoing representations was materially inaccurate as of the date given, and such material inaccuracy is the result of gross negligence, intentional misconduct or fraud, or material non-disclosure resulting from gross negligence, intentional misconduct or fraud, then the non-offending Party may rescind this Agreement with immediate effect upon Notice.

I.    Other Representations and Warranties of Each Party
As of the Effective Date, each Party represents and warrants to the other Party as follows:

1.    Authorization
The representing Party has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the representing Party of this Agreement, and the performance by such Party of its obligations under this Agreement, have been duly authorized by all necessary corporate action. This Agreement, when duly executed and delivered by such Party, subject to the due execution and delivery by the other Party, will be a valid and binding obligation of the Party, enforceable against the other Party in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

2.    No Conflict or Violation
The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the Articles of Incorporation or bylaws of the representing Party, or (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon such Party or (c) violate any statute, law or regulation of any jurisdiction applicable to such Party in effect as of the date hereof.

3.    Approvals of Governmental Authorities
Other than as disclosed to the other Party, no consent, waiver, license, approval, order or authorization of, or registration, filing or declaration with, or notices to, any person, entity or governmental authority is required to be obtained, made or given by or with respect to the representing Party in connection with (a) the execution and delivery of this Agreement by such Party, or (b) the consummation by such Party of the transactions contemplated hereby.

4.    Litigation
The representing Party is not aware of any suit, action, or legal administrative, arbitration, or other proceeding, pending or threatened, against it materially impacting the ability to perform its obligations hereunder with respect to the Policies.

5.    Current Position on Solvency
The representing Party is not Insolvent on a statutory basis, has no reason to believe it is Insolvent, and is not subject to any Insolvency proceedings as a debtor. The representing Party is able to meet its liabilities as they become due. This Agreement will not cause the representing Party to be unable to meet its liabilities as they become due. Furthermore, each Party will promptly notify the other if it is subsequently financially impaired.

J.    Ceding Company Data
The Ceding Company acknowledges it has directly or indirectly provided, or will provide upon request and within five (5) business days, the Reinsurer with information regarding the Reinsured Business prior to the execution of this Agreement including the following written documents, which will not be interpreted as an exhaustive list:

1.    appropriate policy forms, contractual provisions, options, rate manuals;
11.    application forms, conditional receipt or temporary insurance agreement;
111.    age and amount requirements and preferred criteria;
iv.    underwriting and exception guidelines and underwriting manual(s) of record, and reinstatement procedures;
v.    distributions by risk categories and X factors. v1. proxy economic reserve factors.
The Ceding Company represents and warrants as of the Effective Date that any assumptions made in compiling these documents were based upon informed judgment and are consistent with sound actuarial and accounting principles. Further, the Ceding Company represents and warrants that, to the best of its knowledge, all factual information contained in these documents was, as of the date of their making, complete and accurate in all material respects. The Ceding Company is not aware of any material omissions, errors, changes or discrepancies regarding the data or of any non-public changes in its executive management, administration, legal, regulatory, or financial conditions (collectively referred to as the "Discrepancies") since the date such data was delivered to the Reinsurer which would materially affect the Reinsurer's decision to participate in the reinsurance contemplated under this Agreement. In the event that the Ceding Company should become aware of any material Discrepancies, it will promptly inform the Reinsurer. The Ceding Company acknowledges that the Reinsurer has relied on these documents and the foregoing representations and warranties in entering into this Agreement.

All data and other information the Ceding Company provides to the Reinsurer throughout the term of this Agreement will be, to the Ceding Company' s knowledge as of the date such data and information is given, materially true, correct, complete and accurate.

SECTION 30.- NOTICES

Any notice that is required or permitted to be given under this Agreement to the other Party (a ''Notice" or to "Notify") will be in writing and either
(a)    delivered personally;
(b)    sent by courier, recognized overnight delivery service or certified or registered mail; or

(c)    sent by secure electronic transmission with verifiable receipt,
The " Delivery" of a Notice is the earliest date on which the sending Party has employed the services of (a), (b), or (c) above to such Party as follows.

to the Ceding Company:
Symetra Life Insurance Company
Attn : Head of Individual Life Division
Cc: AVP, Corporate Reinsurance
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
Phone: 781-466-1447
Email: Brigitte.Labreche@symetra.com

to the Reinsurer:
Reinsurance Treaty Department
The Canada Life Assurance Company 330 University Avenue
Toronto, ON Canada MSG 1R8
Phone: 416-552-5585
Email: judy.brillert@canadalifere.com

Any such Notice will be deemed received when either
(a)    so delivered personally,
(b)    sent by electronic transmission with a valid confirmation, or
(c)    signed for when delivered by courier, recognized overnight delivery service, or certified or registered mail.

A Notice sent by electronic mail transmission will require an acknowledgement of receipt from the receiving Party by either replying directly to the electronic mail Notice, or by any other of the methods for providing Notice pursuant to this Section. If the notifying Party has not received an acknowledgement from the other Party within three (3) Business Days, then the notifying Party will send the Notice by any other method as pursuant to this Section.

Either Party may change the names or addresses where Notice is given by providing Notice to the other Party of such change in accordance with this Section. An amendment signed by both Parties for this change is not necessary.

31. - EXECUTION

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized officers hereto in duplicate in any number of counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

SYMETRA LIFE INSURANCE COMPANY THE CANADA LIFE ASSURANCE COMPANY

By:                        BY:

EXHIBIT 1- REINSURANCE SPECIFICATIONS

(a)    Life Reinsurance:
The Ceding Company will retain its Maximum Limits of Retention per life as set out in Exhibit 2. The Ceding Company's Retention and cede the remainder to the Reinsurance Pool. The Reinsurer's share of the reinsured amount shall be [REDACTED], not to exceed the Reinsurer's Automatic Participation Limits, as set out in Exhibit 4.
(b)    Plans Covered:

PLAN            UNDERWRITING CLASSES        ISSUE AGES
Classic UL        Super Preferred Non Nicotine        [REDACTED]
            Preferred Non Nicotine
            Standard Plus Non Nicotine
            Standard Non Nicotine
Substandard Non-Nicotine
            Preferred Nicotine
            Standard Nicotine
            Substandard Nicotine
            Smoking Status Unknown
            Super Preferred Non Nicotine
            Preferred Non Nicotine
            Standard Plus Non Nicotine
            Standard Non Nicotine

Symetra UL 2015    Substandard Non-Nicotine Preferred Nicotine
            Standard Nicotine
            Substandard Nicotine
            Smoking Status Unknown
            Super Preferred Non Nicotine
            Preferred Non Nicotine

Survivorship UL        Standard Non Nicotine
Substandard Non-Nicotine
Preferred Nicotine
            Standard Nicotine
            Substandard Nicotine
            Uninsurable

Minimum Issued Face Amount:

Risk Class    Standard Non Nicotine and Standard Nicotine    Other Risk Classes
Classic UL and Symetra UL 2015 (except when Premier rider is attached)    $50,000    $100,000
Classic UL/Symetra UL 2015 with Premier rider    $1,000,000*    $1,000,000*

Survivorship UL    $100,000    $100,000

*Classic UL/Symetra UL 2015 with Premier rider may be issued with a minimum face amount of
$750,000 on an exception basis.

EXHIBIT 1- REINSURANCE SPECIFICATIONS (Continued}

Joint Life Age/Risk Class Limitations
[REDACTED]

(c)    Exclusions:
-Proposed insureds who reside outside of the United States of America and Canada.
-The applicant is a professional athlete, defined as an individual who earns the majority of his or her income from currently playing in professional individual sports teams including Major League Baseball, the National Football League, the National Basketball Association, and the National Hockey League.

(d)    Riders and Supplementary Benefits:

                    Classic UL    Survivor UL    Symetra UL2015
Lapse Protection Benefit (LPB) Rider    Yes        Yes        Yes
Premier Rider                Yes        No        Yes
20-year Term Rider            Yes        No        Yes
Policy Split Option            No        Yes        No
Estate Preservation Rider        No        Yes        No
Acceleration of Death Benefit due to Terminal Illness    Yes    No    Yes
Acceleration of Death Benefit due to Cognitive Impairment    Yes    No    No
"Yes" (or "No") means that the rider/supplemental benefit is (or isn't) available for a given product.

Accelerated Benefit Rider due to Terminal Illness or Cognitive Impairment - The Reinsurer's participation is pursuant to Section 19 - Settlement of Claims, sub-section D, Accelerated Benefit Rider.
Acceleration of Death Benefit due to Terminal Illness on Classic UL: [REDACTED]
Acceleration of Death Benefit due to Terminal Illness on Symetra UL 2015: [REDACTED]
Acceleration of Death Benefit due to Cognitive Impairment: [REDACTED]

EXHIBIT 1 - REINSURANCE SPECIFICATIONS(Continued)

Lapse Protection Benefit (LPB) Rider - The Ceding Company will retain its Maximum Limits of Retention for the base policy and rider (combined), as set out in Exhibit 2, and cede the remaining to the Reinsurance Pool.

Premier Rider - The Ceding Company will retain its Maximum Limits of Retention for the base policy and rider (combined), as set out in Exhibit 2, and cede the remaining to the Reinsurance Pool.

20-year Term Rider - The Ceding Company will retain its Maximum Limits of Retention as set out in Exhibit 2, on the base policy and then on the rider if the rider is issued on the same insured as the base policy, and cede the remaining to the Reinsurance Pool. If rider is issued on another insured, the Ceding Company will retain its Maximum Limits of Retention as if issued as a stand-alone policy and cede the remaining to the Reinsurance Pool.

Estate Preservation Rider - The Ceding Company will retain its Maximum Limits of Retention for the base policy and rider (combined), as set out in Exhibit 2, and cede the remaining to the Reinsurance Pool. The reinsured amount will be proportionally reinsured on each of the base policy and the rider based on the proportion at issue of total "Reinsured NAR" for the base policy and rider to the total "NAR". Upon expiry of the rider, the Ceding Company will retain its Maximum Limits of Retention on the base policy and reinsure the remaining portion.

Policy Split Option - If this option is exercised, the Ceding Company will retain its available single life Maximum Limits of Retention on each life, as set out in Exhibit 2, and cede the remaining, if any, to the Reinsurance Pool. When a policy split option occurs on a risk, the rates will be the Point-in Scale single life rates according to the individual's original age, sex and class as set out in Exhibit 5- Reinsurance Premium Methodology and Rates.

Riders not listed above will not be reinsured by the Reinsurer.

(e)    Residence:
Proposed lives insured must be permanent residents of Canada or the United States of America at the time of issue.

(f)    Jumbo Limit:

[REDACTED]

The Ceding Company will not cede any risk automatically if the Jumbo Limit amount stated above is exceeded on any one life.

For survivorship policies, the jumbo limit is based on:

[REDACTED]

EXHIBIT 1 - REINSURANCE SPECIFICATIONS {Continued)

The Jumbo Limit is defined as the total amount of life insurance in force, including any amounts to be replaced, plus the total ultimate maximum amount of life insurance applied for with the Ceding Company, plus the total amount of life insurance applied for in all other companies (including the ultimate maximum amount if known).

Amounts to be replaced cannot be deducted from the total amount of life insurance in force except in the following two situations:
(a)    An existing permanent product is to be replaced, with or without a 1035 exchange, and the Ceding
Company has been provided with and filed an acceptable absolute assignment form; or
(b)    An internal replacement situation for a product plan (code) where the same amount of in force coverage is being issued.

The Ceding Company assumes full responsibility to effect the cancellation of the policy being replaced concurrently with the issuance of the replacement policy.

[REDACTED]

Cession Limits:

Minimum Initial Cession: $0
The Ceding Company will not cede a Policy to the Reinsurer unless the amount to be reinsured under this Agreement at issue is greater than or equal to the Minimum Initial Cession.

Trivial Amount: $0

EXHIBIT 2 - CEDING COMPANY'S RETENTION

Per Life

The Ceding Company will retain 100% of the risk up to the following Maximum Limits of Retention below. It is understood the Ceding Company may retain less than its retention on a Policy if it has previous retention on the same life, in order to avoid being over retained on that life.

MAXIMUM LIMITS OF RETENTION

            [REDACTED]

The Ceding Company's Survivorship retention is the sum of the single life retention applicable to each life.

For policies issued with the Estate Protection Rider (EPR), the Ceding Company will calculate its applicable retention on the total Policy Net Amount at Risk and allocation its retention proportionally between the base policy and rider based on the at issue proportion of base policy net amount at risk and rider net amount at risk to base plus rider net amount at risk. It is further understood that upon expiry of the EPR, the Ceding Company's retention will be fully applied to the base policy.

[REDACTED]

EXHIBIT 3 - REINSURANCE POOL'S AUTOMATIC BINDING LIMITS

Per Life, including the Ceding Company' s retention

[REDACTED]
Limits on Survivorship policies will be based on the insured with the highest available Automatic Binding Limit in the above table.

[REDACTED]

EXHIBIT 4 - REINSURER'S AUTOMATIC PARTICIPATION LIMITS

Per Life
Listed by Age and Rating

[REDACTED]

EXHIBIT 5 - REINSURANCE PREMIUM METHODOLOGY AND RATES

[REDACTED]

EXHIBIT 6 - SELF-ADMINISTRATION REPORTING REQUIREMENTS

The Ceding Company will maintain adequate records to administer the reinsurance accounts and will cede reinsurance under this Agreement on a self-administration basis. The Ceding Company will provide the Reinsurer with an activity report(s) in a mutually agreed upon electronic format, substantially in conformity with the requirements of this exhibit.

MONTHLY REPORTING
Information is required monthly on an electronic file produced by the Ceding Company's administration system and must include all pertinent data relating to the Reinsured Business. All new issues, renewals, adjustments, and changes to any policy status with an effective date in the reporting month are to be submitted on the file and the file should contain the following fields, if applicable:

1.    All fields listed in the Quarterly Inforce File requirements
2.    Type of transaction
3.    Effective date of the transaction
4.    Transaction applicable premiums and allowances for the basic risk
5.    Transaction applicable waiver, ADB, temporary or permanent flat extra premiums and allowances
6.    Transaction applicable other rider premiums and allowances
7.    Premium tax reimbursement deduction
8.    Policy fees

In addition, the Monthly Policy Exhibit and Accounting Summary, summarizing the movement of reinsurance, in an electronic file should be included. If this is not available, a paper copy is acceptable.

If a transaction file in electronic format is not available, please include a summary of the accounting and movement of reinsurance in the format of the attached Self-Administration Summary, along with the details noted above.

OUARTERLY DATA FILE
A data file in electronic format is required for all self-administered business. This file should include all Policies inforce at the end of each quarter and should include fields materially consistent with the following:
1.    Treaty and plan indicators
2.    Reinsurance basis
3.    Policy number including any other unique identifier for additional riders or records
4.    Original policy number if the Policy has been converted
5.    Issue date and original Issue date if the Policy has been converted
6.    Policy and reinsurance duration
7.    Facultative/automatic indicator
8.    First and last name including middle initial

9.    Date of birth
10.    Issue age and original issue age if the Policy has been converted
11.    Gender
12.    Underwriting class
13.    Smoker status
14.    Mortality rating
15.    Permanent or temporary extras including the duration
16.    Residence of issue
17.    Current residence
18.    Joint life indicator including an indicator if one life is uninsurable or one life is deceased
19.    Currency
20.    Face amount
21.    Retained amount
22.    Ceded amount
23.    . Basic, waiver and ADB Reinsured Net Amount at Risk
24.    Annual Reinsurance Premium - basic, waiver, ADB, flat extra 25 . Annual reinsurance allowances - basic, waiver, ADB, flat extra
26.    Ultimate Amount
27.    Death benefit option

All information in 8 through 18 above is required for both insureds if joint life policies

EXHIBIT 6 - SELF-ADMINISTRATION REPORTING REQUIREMENTS (Continued)

ANNUAL CONFIRMATION OF NAIC RESERVES
An annual confirmation of the reserves held is required in order to complete the necessary year end financial statements. The following information is required for each block of business reported on a self-administered basis:
1.    Reinsurance basis
2.    Mortality table
3.    Interest rate
4.    Reserve method
5.    Basic, waiver, ADB number of policies inforce and Reinsured Net Amount at Risk
6.    Basic, waiver, ADB reserve
7.    Deficiency reserves
8.    NAIC Exhibit 5 – Miscellaneous reserve

EXHIBIT 6 - SELF-ADMINISTRATION REPORTING REQUIREMENTS (Continued)

SELF-ADMINISTRATION SUMMARY - Sample
To: The Canada Life Assurance Company
P.O. Box 4020
Buffalo, New York 14240-4020

Attn: Reinsurance Administration - Reinsurance Division From:

Reporting Period:
DDIMMNY    to:    DDIMMNY
Reinsurance Basis:
DY early Renewable Term (YRT) D Coinsurance D Yearly Renewable Term with Allowances
Monthly Policy Exhibit
    Life    Disability Waiver    ADB
    No. of Policies    Net Amount at Risk    No. of Policies    Net Amount at Risk    No. of Policies    Net Amount at Risk
Beginning Inforce
Issues
Reinstatement
Lapses
Death Claims
Surrender
Decreases/Increases
Conversions
Ending lnforce
Monthly Accounting Summary

EXHIBIT 7 - PREFERRED CRITERIA AND AGE AND AMOUNT REQUIREMENTS
Exhibit I - Good Life Rewards Program

[REDACTED]

Exhibit II - Proposed Good Life Rewards Program

[REDACTED]
Individual Life
Underwriting requirements
and preferred guidelines

[REDACTED]

EXHIBIT 8 - JOINT LAST SURVIVOR FRASIERIZATION FORMULA
[REDACTED]